Release:     Jan. 27, 2022

CP delivers solid fourth-quarter results; prepared to make history in 2022

Calgary - Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced its fourth-quarter results, including revenues of $2.04 billion, operating ratio (“OR”) of 59.2 percent, adjusted OR1 of 57.5 percent, diluted earnings per share (“EPS”) of $0.74 and adjusted diluted EPS1 of $0.95.

Fourth-quarter 2021 highlights
•Revenues increased 1 percent to $2.04 billion, from $2.01 billion in Q4 2020
•Reported OR increased by 530 basis points to 59.2 percent from 53.9 percent. The OR in the fourth quarter of 2021 includes $36 million in costs related to the Kansas City Southern acquisition
•Adjusted OR, which excludes the acquisition-related costs, increased 360 basis points to 57.5 percent
•Diluted EPS decreased to $0.74, from $1.19 in Q4 2020, while adjusted diluted EPS decreased to $0.95, from $1.01 in Q4 2020

“I am tremendously proud of the resilience the CP team demonstrated to deliver these results. CP’s world-class railroaders relied on our strong operating model and commitment to controlling what we can control to safely deliver for customers and shareholders despite the unique challenges faced in the quarter,” said Keith Creel, CP President and CEO.

“This quarter we also reached a crucial milestone in our journey to create the first single-line rail network linking the U.S., Mexico and Canada by combining with Kansas City Southern, which closed into voting trust Dec. 14,” said Creel.

Full-year 2021 highlights
•Federal Railroad Administration ("FRA")-reportable personal injuries declined 17 percent to a record-low 0.92 from the previous record-low of 1.11 in 2020
•Revenues increased 4 percent to $8.0 billion, from $7.71 billion in 2020
•OR increased 280 basis points to 59.9 percent
•Adjusted OR increased 50 basis points to 57.6 percent
•Diluted EPS increased to $4.18 from $3.59, while adjusted diluted EPS increased to $3.76, from $3.53 in 2020

“During a historic year for CP, our dedicated team confronted the adversity we faced throughout 2021 head-on with grit and tenacity,” said Creel. “I am excited for what lies ahead with this franchise as we move past the uncertainty and extensive supply chain disruptions created by the COVID-19 pandemic. The demand environment and overall economic strength, combined with CP’s unique initiatives and service excellence, have us well-positioned to drive profitable growth for our customers, employees and shareholders. These factors, coupled with the progression of our proposed combination with Kansas City Southern, position CP for another history-making year.”

1 These measures have no standardized meanings prescribed by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. For information regarding non-GAAP measures, including reconciliations to the most comparable GAAP measures, see the attached supplementary schedule Non-GAAP Measures.

Conference Call Details
CP will discuss its results with the financial community in a conference call beginning at 4:30 p.m. ET (2:30 p.m. MT) on Jan. 27, 2022.

Conference Call Access
Toronto participants dial in number: 1-416-764-8688
Operator assisted toll free dial in number: 1-888-390-0546
Callers should dial in 10 minutes prior to the call.

Webcast
We encourage you to access the webcast and presentation material in the Investors section of CP's website at investor.cpr.ca.

A replay of the fourth-quarter conference call will be available by phone through to Feb. 3, 2022 at 416-764-8677 or toll free 1-888-390-0541, password 580172.

Note on forward-looking information
This news release may contain certain forward-looking information and forward-looking statements (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking information includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", "should" or similar words suggesting future outcomes. This news release contains forward-looking information relating, but not limited to statements concerning, cost control efforts, the success of our business, changes to economic and industry conditions, our operations, priorities and plans, anticipated financial and operational performance, business prospects and demand for our services and growth opportunities.

The forward-looking information that may be in this news release is based on current expectations, estimates, projections and assumptions, having regard to CP's experience and its perception of historical trends, and includes, but is not limited to, expectations, estimates, projections and assumptions relating to: changes in business strategies, North American and global economic growth; commodity demand growth; sustainable industrial and agricultural production; commodity prices and interest rates; performance of our assets and equipment; sufficiency of our budgeted capital expenditures in carrying out our business plan; geopolitical conditions, applicable laws, regulations and government policies; the availability and cost of labour, services and infrastructure; the satisfaction by third parties of their obligations to CP; and the anticipated impacts of the COVID-19 pandemic on CP businesses, operating results, cash flows and/or financial condition. Although CP believes the expectations, estimates, projections and assumptions reflected in the forward-looking information presented herein are reasonable as of the date hereof, there can be no assurance that they will prove to be correct. Current conditions, economic and otherwise, render assumptions, although reasonable when made, subject to greater uncertainty.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from those expressed or implied by forward-looking information. By its nature, CP's forward-looking information involves inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including, but not limited to, the following factors: changes in business strategies and strategic opportunities; general Canadian, U.S., Mexican and global social, economic, political, credit and business conditions; risks associated with agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures, including competition from other rail carriers, trucking companies and maritime shippers in Canada, the U.S. and Mexico; North American and global economic growth; industry capacity; shifts in market demand; changes in commodity prices and commodity demand; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; geopolitical instability; changes in laws, regulations and government policies, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; disruption in fuel supplies; uncertainties of investigations, proceedings or other types of claims and litigation; compliance with environmental regulations; labour disputes; changes in labour costs and labour difficulties; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; sufficiency of budgeted capital expenditures in carrying out business plans; services and infrastructure; the satisfaction by third parties of their obligations; currency and interest rate fluctuations; exchange rates; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; the effects of current and future multinational trade agreements on the level of trade among Canada, the U.S. and Mexico; climate change and the market and regulatory responses to climate change; anticipated in-service dates; success of hedging activities; operational performance and reliability; customer, regulatory and other stakeholder approvals and support; regulatory and legislative decisions and actions; the adverse impact of any termination or revocation by the Mexican government of Kansas City Southern de México, S.A. de C.V.'s Concession; public opinion; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; acts of terrorism, war or other acts of violence or crime or risk of such activities; insurance coverage limitations; material adverse changes in economic and industry conditions, including the availability of short and long-term financing; the pandemic created by the outbreak of COVID-19 and its variants and resulting effects on economic conditions, the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains; the realization of anticipated benefits and synergies of the KCS transaction and the timing thereof; the success of integration plans for KCS; the focus of management time and attention on the KCS transaction and other disruptions arising from the transaction; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favourable terms or at all; cost of debt and equity capital; and the ability of the management of the Company, to execute key priorities, including those in connection with the KCS transaction. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements" in CP's annual and interim reports on Form 10-K and 10-Q.

Any forward-looking information contained in this news release is made as of the date hereof. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, or the foregoing assumptions and risks affecting such forward-looking information, whether as a result of new information, future events or otherwise.

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
Media
Alert_MediaRelations@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca

FINANCIAL INFORMATION

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended December 31		For the year ended December 31
(in millions of Canadian dollars, except share and per share data)	2021	2020	2021	2020
Revenues
Freight	$1,994	$1,968	$7,816	$7,541
Non-freight	46	44	179	169
Total revenues	2,040	2,012	7,995	7,710
Operating expenses
Compensation and benefits	405	433	1,570	1,560
Fuel	231	169	854	652
Materials	51	54	215	216
Equipment rents	29	34	121	142
Depreciation and amortization	206	197	811	779
Purchased services and other (Note 4)	286	197	1,218	1,050
Total operating expenses	1,208	1,084	4,789	4,399

Operating income	832	928	3,206	3,311
Less:
Equity loss of Kansas City Southern (Note 4)	141	—	141	—
Other (income) expense (Note 2)	(16)	(96)	237	(7)
Merger termination fee (Note 4)	—	—	(845)	—
Other components of net periodic benefit recovery	(101)	(85)	(387)	(342)
Net interest expense	125	112	440	458
Income before income tax expense	683	997	3,620	3,202
Income tax expense (Note 3)	151	195	768	758
Net income	$532	$802	$2,852	$2,444

Earnings per share (Note 1)
Basic earnings per share	$0.74	$1.19	$4.20	$3.61
Diluted earnings per share	$0.74	$1.19	$4.18	$3.59

Weighted-average number of shares (millions) (Note 1)
Basic	718.4	671.0	679.7	677.2
Diluted	721.3	674.1	682.8	679.9

Dividends declared per share (Note 1)	$0.1900	$0.1900	$0.7600	$0.7120
See Notes to Interim Consolidated Financial Information.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended December 31		For the year ended December 31
(in millions of Canadian dollars)	2021	2020	2021	2020
Net income	$532	$802	$2,852	$2,444
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	(294)	36	(291)	18
Change in derivatives designated as cash flow hedges(1)	(21)	4	48	10
Change in pension and post-retirement defined benefit plans (Note 6)	1,128	(541)	1,286	(407)
Equity accounted investments(1)	9	(1)	9	(1)
Other comprehensive income (loss) before income taxes	822	(502)	1,052	(380)
Income tax (expense) recovery on above items	(282)	104	(341)	88
Other comprehensive income (loss)	540	(398)	711	(292)
Comprehensive income	$1,072	$404	$3,563	$2,152
(1) Comparative figures have been reclassified to conform with current period presentation.
See Notes to Interim Consolidated Financial Information.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	December 31	December 31
(in millions of Canadian dollars)	2021	2020
Assets
Current assets
Cash and cash equivalents	$69	$147
Restricted cash and cash equivalents	13	—
Accounts receivable, net	819	825
Materials and supplies	235	208
Other current assets	216	141
	1,352	1,321
Investment in Kansas City Southern (Note 4)	42,309	—
Investments	209	199
Properties	21,200	20,422
Goodwill and intangible assets	371	366
Pension asset (Note 6)	2,317	894
Other assets	419	438
Total assets	$68,177	$23,640
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$1,609	$1,467
Long-term debt maturing within one year (Note 5)	1,550	1,186
	3,159	2,653
Pension and other benefit liabilities (Note 6)	718	832
Other long-term liabilities	542	585
Long-term debt (Note 5)	18,577	8,585
Deferred income taxes (Note 3)	11,352	3,666
Total liabilities	34,348	16,321
Shareholders’ equity
Share capital (Note 4)	25,475	1,983
Additional paid-in capital	66	55
Accumulated other comprehensive loss	(2,103)	(2,814)
Retained earnings	10,391	8,095
	33,829	7,319
Total liabilities and shareholders’ equity	$68,177	$23,640
See Notes to Interim Consolidated Financial Information.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended December 31		For the year ended December 31
(in millions of Canadian dollars)	2021	2020	2021	2020
Operating activities
Net income	$532	$802	$2,852	$2,444
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	206	197	811	779
Deferred income tax expense	52	88	242	221
Pension recovery and funding	(61)	(58)	(249)	(250)
Equity loss of Kansas City Southern (Note 4)	141	—	141	—
Foreign exchange loss (gain) on debt and lease liabilities (Note 2)	32	(103)	(7)	(14)
Other operating activities, net	14	—	(36)	11
Change in non-cash working capital balances related to operations	(312)	59	(66)	(389)
Cash provided by operating activities	604	985	3,688	2,802
Investing activities
Additions to properties	(421)	(330)	(1,532)	(1,671)
Investment in Kansas City Southern (Note 4)	(10,526)	—	(12,299)	—
Investment in Detroit River Tunnel Partnership	—	(398)	—	(398)
Investment in Central Maine & Québec Railway	—	—	—	19
Proceeds from sale of properties and other assets	31	13	96	22
Other	6	(2)	5	(2)
Cash used in investing activities	(10,910)	(717)	(13,730)	(2,030)
Financing activities
Dividends paid	(127)	(128)	(507)	(467)
Issuance of CP Common Shares	5	20	25	52
Purchase of CP Common Shares	—	(564)	—	(1,509)
Issuance of long-term debt, excluding commercial paper (Note 5)	10,673	—	10,673	958
Repayment of long-term debt, excluding commercial paper	(10)	(10)	(359)	(84)
Proceeds from term loan	—	—	633	—
Net (repayment) issuance of commercial paper (Note 5)	(388)	384	(454)	270
Net increase in short-term borrowings	—	—	—	5
Acquisition-related financing fees	(6)	—	(51)	—
Other	(17)	—	(24)	11
Cash provided by (used in) financing activities	10,130	(298)	9,936	(764)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	35	(6)	41	6
Cash position
(Decrease) increase in cash, cash equivalents, and restricted cash	(141)	(36)	(65)	14
Cash, cash equivalents, and restricted cash at beginning of period	223	183	147	133
Cash, cash equivalents, and restricted cash at end of period	$82	$147	$82	$147

Supplemental disclosures of cash flow information:
Income taxes paid	$151	$127	$552	$582
Interest paid	$61	$60	$426	$443
See Notes to Interim Consolidated Financial Information.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(unaudited)

	For the three months ended December 31
(in millions of Canadian dollars except per share data)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance at October 1, 2021	666.9	$2,008	$68	$(2,643)	$10,035	$9,468
Net income	—	—	—	—	532	532
Other comprehensive income	—	—	—	540	—	540
Dividends declared ($0.190 per share)	—	—	—	—	(176)	(176)
Effect of stock-based compensation expense	—	—	5	—	—	5
Shares issued for Kansas City Southern acquisition (Note 4)	262.6	23,461	(5)	—	—	23,456
Shares issued under stock option plan	0.2	6	(2)	—	—	4
Balance at December 31, 2021	929.7	$25,475	$66	$(2,103)	$10,391	$33,829
Balance at October 1, 2020	672.5	$1,978	$56	$(2,416)	$7,961	$7,579
Net income	—	—	—	—	802	802
Other comprehensive loss	—	—	—	(398)	—	(398)
Dividends declared ($0.190 per share)	—	—	—	—	(126)	(126)
Effect of stock-based compensation expense	—	—	4	—	—	4
CP Common Shares repurchased	(6.7)	(19)	—	—	(542)	(561)
Shares issued under stock option plan	0.5	24	(5)	—	—	19
Balance at December 31, 2020	666.3	$1,983	$55	$(2,814)	$8,095	$7,319

	For the year ended December 31
(in millions of Canadian dollars except per share data)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance at January 1, 2021	666.3	$1,983	$55	$(2,814)	$8,095	$7,319
Net income	—	—	—	—	2,852	2,852
Other comprehensive income	—	—	—	711	—	711
Dividends declared ($0.760 per share)	—	—	—	—	(556)	(556)
Effect of stock-based compensation expense	—	—	23	—	—	23
Shares issued for Kansas City Southern acquisition (Note 4)	262.6	23,461	(5)	—	—	23,456
Shares issued under stock option plan	0.8	31	(7)	—	—	24
Balance at December 31, 2021	929.7	$25,475	$66	$(2,103)	$10,391	$33,829
Balance at January 1, 2020	685.0	$1,993	$48	$(2,522)	$7,549	$7,068
Net income	—	—	—	—	2,444	2,444
Other comprehensive loss	—	—	—	(292)	—	(292)
Dividends declared ($0.712 per share)	—	—	—	—	(479)	(479)
Effect of stock-based compensation expense	—	—	17	—	—	17
CP Common Shares repurchased	(20.4)	(58)	—	—	(1,419)	(1,477)
Shares issued under stock option plan	1.7	48	(10)	—	—	38
Balance at December 31, 2020	666.3	$1,983	$55	$(2,814)	$8,095	$7,319
See Notes to Interim Consolidated Financial Information.

NOTES TO INTERIM CONSOLIDATED FINANCIAL INFORMATION
December 31, 2021
(unaudited)

1    Basis of presentation

This unaudited interim consolidated financial information of Canadian Pacific Railway Limited (“CP”, or “the Company”), expressed in Canadian dollars, reflects management’s estimates and assumptions that are necessary for its fair presentation in conformity with generally accepted accounting principles in the United States of America (“GAAP”). It does not include all disclosures required under GAAP for annual financial statements and interim financial statements, and should be read in conjunction with the 2020 annual consolidated financial statements and notes included in CP's 2020 Annual Report on Form 10-K and 2021 interim consolidated financial statements. The accounting policies used are consistent with the accounting policies used in preparing the 2020 annual consolidated financial statements.

On April 21, 2021, the Company's shareholders approved a five-for-one share split of the Company's issued and outstanding Common Shares. On May 13, 2021, the Company's shareholders of record, as of May 5, 2021, received four additional shares for every Common Share held. Ex-distribution trading in the Company's Common Shares on a split-adjusted basis commenced on May 14, 2021. Proportional adjustments were also made to outstanding awards under the Company's stock-based compensation plans in order to reflect the share split. All outstanding Common Shares, stock-based compensation awards, and per share amounts herein have been retrospectively adjusted to reflect the share split.

CP's operations can be affected by seasonal fluctuations such as changes in customer demand and weather-related issues. This seasonality could impact quarter-over-quarter comparisons.

In management’s opinion, the unaudited interim consolidated financial information includes all adjustments (consisting of normal and recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2    Other (income) expense

	For the three months ended December 31		For the year ended December 31
(in millions of Canadian dollars)	2021	2020	2021	2020
Foreign exchange loss (gain) on debt and lease liabilities	$32	$(103)	$(7)	$(14)
Other foreign exchange losses (gains)	5	1	(4)	(1)
Acquisition-related (recoveries) costs (Note 4)	(48)	—	247	—
Other	(5)	6	1	8
Other (income) expense	$(16)	$(96)	$237	$(7)

3    Income taxes

During the fourth quarter and for the year ended 2021, the Company recorded a deferred tax liability of $7.2 billion (U.S. $5.6 billion) on the outside basis difference of its investment in Kansas City Southern ("KCS") as a result of the KCS acquisition. The outside basis difference is the excess of the carrying amount of CP’s investment in KCS for financial reporting over the tax basis of this investment.

During the fourth quarter and for the year ended 2021, the Company recorded a deferred tax recovery of $33 million (U.S. $26 million) on the outside basis difference of the change in the equity investment in KCS from initial recognition on December 14, 2021.

During the fourth quarter and for the year ended 2020, the Company revalued its deferred income tax balances as a result of a corporate income tax rate decrease due to a change relating to a tax return filing election for the state of North Dakota, resulting in a net recovery of $29 million.

4    Business acquisition

On December 14, 2021, CP completed its acquisition of KCS for consideration of approximately $36 billion (U.S. $28 billion), representing share consideration, cash consideration, and payments to KCS of $1,773 million (U.S. $1,400 million) in the third quarter of 2021 in connection with KCS's payment of the Canadian National Railway ("CN") merger termination fees that related to KCS's termination on September 15, 2021 of the Agreement and Plan of Merger entered into by KCS and CN on May 21, 2021. KCS is a U.S. Class I railway with approximately 7,100 route miles extending from the midwest and southeast portions of the United States south into Mexico and connects with all Class I railways.

Under the terms of the Merger Agreement, the Company issued approximately 262.6 million Common Shares to existing KCS common stockholders at the exchange ratio of 2.884 Common Shares per share of KCS common stock held (valued at approximately $23.5 billion (U.S. $18.3 billion)) and paid cash consideration to existing KCS stockholders of U.S. $90 per share of KCS common stock held and U.S. $37.50 per share of KCS preferred stock held for a total of approximately $10.5 billion (U.S. $8.2 billion). The cash consideration paid was financed by issuances of long-term debt of $2.2 billion and $8.6 billion (U.S. $6.7 billion) on November 24, 2021 and December 2, 2021, respectively (see Note 5).

CP accounts for its investment in KCS of $42,309 million, which includes the outside basis deferred tax liability (see Note 3), using the equity method of accounting while the Surface Transportation Board ("STB") considers the Company's application to control KCS. Subject to final approval by the STB, the Company would obtain control of KCS and expects to account for its acquisition of KCS as a business combination using the acquisition method of accounting.

During the second quarter of 2021, the Company received a merger termination fee of $845 million (U.S. $700 million) from KCS, recorded as "Merger termination fee" in the Company's Interim Consolidated Statements of Income, as a result of KCS's termination on May 21, 2021 of the Agreement and Plan of Merger (the "Original Merger Agreement") entered into by CP and KCS on March 21, 2021. During the fourth quarter and for the year ended December 31, 2021, the Company incurred $157 million and $599 million, respectively, in acquisition-related costs associated with the KCS acquisition, of which costs of $36 million and $183 million were recorded within "Purchased services and other", and recoveries of $48 million and costs of $247 million were recorded within "Other (income) expense" in each period, respectively. Acquisition-related costs, net of tax, of $169 million, incurred by KCS during the 18 days from the date the transaction closed into the voting trust, were included within "Equity loss of Kansas City Southern" in the Company's Interim Consolidated Statements of Income.

5    Debt

Issuance of long-term debt

During the fourth quarter of 2021, the Company issued the following securities for total net proceeds of $10.7 billion to fund the cash consideration component of the KCS acquisition:

Date issued	Description of securities	Maturity	Net proceeds
November 24, 2021	$1.0 billion 1.589% Notes	Nov 2023	$1.00 billion
	$1.2 billion 2.540% Notes	Feb 2028	$1.20 billion
December 2, 2021	U.S. $1.5 billion 1.350% Notes	Dec 2024	$1.91 billion (U.S. $1.49 billion)
	U.S. $1.0 billion 1.750% Notes	Dec 2026	$1.27 billion (U.S. $0.99 billion)
	U.S. $1.4 billion 2.450% Notes	Dec 2031	$1.78 billion (U.S. $1.39 billion)
	U.S. $1.0 billion 3.000% Notes	Dec 2041	$1.26 billion (U.S. $0.99 billion)
	U.S. $1.8 billion 3.100% Notes	Dec 2051	$2.26 billion (U.S. $1.77 billion)

In conjunction with the above debt issuances, the Company settled all outstanding forward starting floating-to-fixed interest rate swap and interest rate bond lock hedges for a net payment of $226 million.

Commercial paper program

The Company has a commercial paper program which enables it to issue commercial paper up to a maximum aggregate principal amount of U.S. $1.0 billion in the form of unsecured promissory notes. The commercial paper program is backed by the U.S. $1.3 billion revolving credit facility. As at December 31, 2021, the Company had total commercial paper borrowings of U.S. $265 million ($336 million), included in "Long-term debt maturing within one year" on the Company's Interim Consolidated Balance Sheets (December 31, 2020 - U.S. $644 million). The weighted-average interest rate on these borrowings was 0.32% (December 31, 2020 - 0.27%). The Company presents issuances and repayments of commercial paper, all of which have a maturity of less than 90 days, in the Company's Interim Consolidated Statements of Cash Flows on a net basis.

6   Pension and other benefits

The Company’s defined benefit pension and post-retirement benefit plans were remeasured at December 31, 2021, resulting in a pre-tax net actuarial gain of $1,076 million. The gain was primarily due to an increase in the discount rate used to measure the benefit obligations from 2.58% at December 31, 2020 to 3.01% at December 31, 2021. The net actuarial gain contributed $973 million to the year-over-year increase in “Pension asset”, $103 million to the year-over-year decrease in “Pension and other benefit liabilities”, and $808 million, net of tax, to “Other comprehensive income”.

Summary of Rail Data

	Fourth Quarter				Year
Financial (millions, except per share data)	2021	2020	Total Change	% Change	2021	2020	Total Change	% Change

Revenues
Freight	$1,994	$1,968	$26	1	$7,816	$7,541	$275	4
Non-freight	46	44	2	5	179	169	10	6
Total revenues	2,040	2,012	28	1	7,995	7,710	285	4

Operating expenses
Compensation and benefits	405	433	(28)	(6)	1,570	1,560	10	1
Fuel	231	169	62	37	854	652	202	31
Materials	51	54	(3)	(6)	215	216	(1)	—
Equipment rents	29	34	(5)	(15)	121	142	(21)	(15)
Depreciation and amortization	206	197	9	5	811	779	32	4
Purchased services and other	286	197	89	45	1,218	1,050	168	16
Total operating expenses	1,208	1,084	124	11	4,789	4,399	390	9

Operating income	832	928	(96)	(10)	3,206	3,311	(105)	(3)

Less:
Equity loss of Kansas City Southern	141	—	141	100	141	—	141	100
Other (income) expense	(16)	(96)	80	(83)	237	(7)	244	(3,486)
Merger termination fee	—	—	—	—	(845)	—	(845)	100
Other components of net periodic benefit recovery	(101)	(85)	(16)	19	(387)	(342)	(45)	13
Net interest expense	125	112	13	12	440	458	(18)	(4)

Income before income tax expense	683	997	(314)	(31)	3,620	3,202	418	13

Income tax expense	151	195	(44)	(23)	768	758	10	1

Net income	$532	$802	$(270)	(34)	$2,852	$2,444	$408	17
Operating ratio (%)	59.2	53.9	5.3	530 bps	59.9	57.1	2.8	280 bps

Basic earnings per share(1)	$0.74	$1.19	$(0.45)	(38)	$4.20	$3.61	$0.59	16

Diluted earnings per share(1)	$0.74	$1.19	$(0.45)	(38)	$4.18	$3.59	$0.59	16

Shares Outstanding(1)
Weighted average number of basic shares outstanding (millions)	718.4	671.0	47.4	7	679.7	677.2	2.5	—
Weighted average number of diluted shares outstanding (millions)	721.3	674.1	47.2	7	682.8	679.9	2.9	—

Foreign Exchange
Average foreign exchange rate (U.S.$/Canadian$)	0.79	0.77	0.02	3	0.80	0.75	0.05	7
Average foreign exchange rate (Canadian$/U.S.$)	1.26	1.30	(0.04)	(3)	1.25	1.34	(0.09)	(7)
(1)As a result of the five-for-one share split of the Company's issued and outstanding Common Shares, which began trading on a post-split basis on May 14, 2021, per share amounts and all outstanding Common Shares for comparative periods of 2020 have been retrospectively adjusted.

Summary of Rail Data (Continued)

	Fourth Quarter					Year
Commodity Data	2021	2020	Total Change	% Change	FX Adjusted % Change(1)	2021	2020	Total Change	% Change	FX Adjusted % Change(1)

Freight Revenues (millions)
- Grain	$440	$508	$(68)	(13)	(12)	$1,684	$1,829	$(145)	(8)	(5)
- Coal	134	155	(21)	(14)	(14)	625	566	59	10	11
- Potash	115	103	12	12	14	463	493	(30)	(6)	(3)
- Fertilizers and sulphur	78	78	—	—	3	305	290	15	5	11
- Forest products	89	84	5	6	10	348	328	20	6	12
- Energy, chemicals and plastics	414	366	48	13	15	1,563	1,519	44	3	7
- Metals, minerals and consumer products	193	155	38	25	28	728	629	99	16	22
- Automotive	87	109	(22)	(20)	(18)	376	324	52	16	22
- Intermodal	444	410	34	8	9	1,724	1,563	161	10	12

Total Freight Revenues	$1,994	$1,968	$26	1	3	$7,816	$7,541	$275	4	7

Freight Revenue per Revenue Ton-Mile (RTM) (cents)
- Grain	4.66	4.23	0.43	10	12	4.43	4.38	0.05	1	4
- Coal	3.44	2.92	0.52	18	18	3.41	3.06	0.35	11	12
- Potash	2.90	2.50	0.40	16	18	2.78	2.62	0.16	6	9
- Fertilizers and sulphur	6.66	6.02	0.64	11	14	6.30	6.19	0.11	2	7
- Forest products	6.23	5.87	0.36	6	10	6.09	5.97	0.12	2	8
- Energy, chemicals and plastics	6.74	5.91	0.83	14	16	6.14	6.28	(0.14)	(2)	1
- Metals, minerals and consumer products	6.79	6.53	0.26	4	7	6.52	6.75	(0.23)	(3)	2
- Automotive	22.48	22.95	(0.47)	(2)	1	21.30	24.53	(3.23)	(13)	(9)
- Intermodal	6.63	5.81	0.82	14	15	6.22	5.61	0.61	11	13

Total Freight Revenue per RTM	5.54	4.89	0.65	13	15	5.22	4.96	0.26	5	8

Freight Revenue per Carload
- Grain	$4,297	$3,719	$578	16	17	$3,951	$3,810	$141	4	6
- Coal	1,991	2,103	(112)	(5)	(5)	2,144	2,174	(30)	(1)	(1)
- Potash	3,186	2,869	317	11	13	3,068	3,026	42	1	5
- Fertilizers and sulphur	4,875	4,906	(31)	(1)	2	4,736	4,708	28	1	6
- Forest products	4,811	4,641	170	4	8	4,728	4,581	147	3	9
- Energy, chemicals and plastics	5,267	4,541	726	16	18	4,883	4,919	(36)	(1)	3
- Metals, minerals and consumer products	3,244	2,914	330	11	14	3,076	3,034	42	1	7
- Automotive	3,655	3,132	523	17	20	3,443	3,054	389	13	18
- Intermodal	1,752	1,470	282	19	20	1,622	1,489	133	9	11

Total Freight Revenue per Carload	$3,041	$2,704	$337	12	14	$2,857	$2,784	$73	3	6

(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Fourth Quarter				Year
Commodity Data (Continued)	2021	2020	Total Change	% Change	2021	2020	Total Change	% Change

Millions of RTM
- Grain	9,435	12,013	(2,578)	(21)	37,999	41,747	(3,748)	(9)
- Coal	3,894	5,301	(1,407)	(27)	18,345	18,510	(165)	(1)
- Potash	3,966	4,120	(154)	(4)	16,671	18,784	(2,113)	(11)
- Fertilizers and sulphur	1,172	1,296	(124)	(10)	4,845	4,683	162	3
- Forest products	1,428	1,432	(4)	—	5,718	5,491	227	4
- Energy, chemicals and plastics	6,141	6,191	(50)	(1)	25,469	24,172	1,297	5
- Metals, minerals and consumer products	2,842	2,374	468	20	11,170	9,325	1,845	20
- Automotive	387	475	(88)	(19)	1,765	1,321	444	34
- Intermodal	6,696	7,054	(358)	(5)	27,704	27,858	(154)	(1)

Total RTMs	35,961	40,256	(4,295)	(11)	149,686	151,891	(2,205)	(1)

Carloads (thousands)
- Grain	102.4	136.6	(34.2)	(25)	426.2	480.1	(53.9)	(11)
- Coal	67.3	73.7	(6.4)	(9)	291.5	260.4	31.1	12
- Potash	36.1	35.9	0.2	1	150.9	162.9	(12.0)	(7)
- Fertilizers and sulphur	16.0	15.9	0.1	1	64.4	61.6	2.8	5
- Forest products	18.5	18.1	0.4	2	73.6	71.6	2.0	3
- Energy, chemicals and plastics	78.6	80.6	(2.0)	(2)	320.1	308.8	11.3	4
- Metals, minerals and consumer products	59.5	53.2	6.3	12	236.7	207.3	29.4	14
- Automotive	23.8	34.8	(11.0)	(32)	109.2	106.1	3.1	3
- Intermodal	253.4	279.0	(25.6)	(9)	1,062.9	1,049.6	13.3	1

Total Carloads	655.6	727.8	(72.2)	(10)	2,735.5	2,708.4	27.1	1

	Fourth Quarter					Year
	2021	2020	Total Change	% Change	FX Adjusted % Change(1)	2021	2020	Total Change	% Change	FX Adjusted % Change(1)

Operating Expenses (millions)
Compensation and benefits	$405	$433	$(28)	(6)	(6)	$1,570	$1,560	$10	1	2
Fuel	231	169	62	37	40	854	652	202	31	37
Materials	51	54	(3)	(6)	(6)	215	216	(1)	—	1
Equipment rents	29	34	(5)	(15)	(12)	121	142	(21)	(15)	(10)
Depreciation and amortization	206	197	9	5	6	811	779	32	4	6
Purchased services and other	286	197	89	45	47	1,218	1,050	168	16	19

Total Operating Expenses	$1,208	$1,084	$124	11	13	$4,789	$4,399	$390	9	12

(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Fourth Quarter				Year
	2021	2020	Total Change	% Change	2021	2020	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	64,574	71,977	(7,403)	(10)	271,921	272,360	(439)	—
Train miles (thousands)	6,991	7,844	(853)	(11)	29,397	30,324	(927)	(3)
Average train weight - excluding local traffic (tons)	10,011	9,889	122	1	9,967	9,707	260	3
Average train length - excluding local traffic (feet)	8,229	8,207	22	—	8,200	7,929	271	3
Average terminal dwell (hours)	7.5	6.7	0.8	12	7.2	6.5	0.7	11
Average train speed (miles per hour, or "mph")(1)	22.3	21.9	0.4	2	21.6	22.0	(0.4)	(2)
Locomotive productivity (GTMs / operating horsepower)(2)	193	207	(14)	(7)	201	207	(6)	(3)
Fuel efficiency(3)	0.941	0.948	(0.007)	(1)	0.931	0.942	(0.011)	(1)
U.S. gallons of locomotive fuel consumed (millions)(4)	60.8	68.2	(7.4)	(11)	253.3	256.7	(3.4)	(1)
Average fuel price (U.S. dollars per U.S. gallon)	3.03	1.91	1.12	59	2.70	1.90	0.80	42

Total Employees and Workforce

Total employees (average)(5)	12,113	12,028	85	1	12,337	12,168	169	1
Total employees (end of period)(5)	11,834	11,890	(56)	—	11,834	11,890	(56)	—
Workforce (end of period)(6)	11,872	11,904	(32)	—	11,872	11,904	(32)	—

Safety Indicators(7)

FRA personal injuries per 200,000 employee-hours	0.71	1.11	(0.40)	(36)	0.92	1.11	(0.19)	(17)
FRA train accidents per million train-miles	1.03	0.70	0.33	47	1.10	0.96	0.14	15

(1)Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It is calculated dividing the total train miles travelled by the total train hours operated. This calculation does not include delay time related to customers or foreign railroads and excludes the time and distance travelled by: i) trains used in or around CP’s yards; ii) passenger trains; and iii) trains used for repairing track.
(2)Locomotive productivity is defined as daily GTMs divided by daily average operating horsepower. Operating horsepower excludes units offline, up or in storage, or in use on other railways, and includes foreign units online.
(3)Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs.
(4)Includes gallons of fuel consumed from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.
(5)An employee is defined as an individual currently engaged in full-time, part-time, or seasonal employment with CP.
(6)Workforce is defined as total employees plus contractors and consultants.
(7)FRA personal injuries per 200,000 employee-hours for the three months ended December 31, 2020 was previously reported as 1.07, restated to 1.11 in this Earnings Release. This restatement reflects new information available within specified periods stipulated by the FRA but that exceed the Company's financial reporting timeline.

Non-GAAP Measures

The Company presents Non-GAAP measures to provide a basis for evaluating underlying earnings and liquidity trends in the Company’s business that can be compared with the results of operations in prior periods. In addition, these Non-GAAP measures facilitate a multi-period assessment of long-term profitability, allowing management and other external users of the Company’s consolidated financial information to compare profitability on a long-term basis, including assessing future profitability, with that of the Company’s peers.

These Non-GAAP measures have no standardized meaning and are not defined by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these Non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Non-GAAP Performance Measures

The Company uses adjusted earnings results including Adjusted income, Adjusted diluted earnings per share, Adjusted operating income and Adjusted operating ratio to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. These Non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount. As a result, these items are excluded for management assessment of operational performance, allocation of resources and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, acquisition-related costs (including legal, consulting, and financing fees, fair value gain or loss on FX forward contracts and interest rate hedges, FX gain on U.S. dollar-denominated cash on hand from the issuances of long-term debt to fund the KCS acquisition, and transaction costs (net of tax) incurred by KCS which were recognized within the Equity loss of KCS), the merger termination payment received, the foreign exchange ("FX") impact of translating the Company’s debt and lease liabilities (including borrowings under the credit facility), discrete tax items, changes in the outside basis tax difference between the carrying amount of CP's equity investment in KCS and its tax basis of this investment, changes in income tax rates, changes to an uncertain tax item, and certain items outside the control of management. These items may not be non-recurring. However, excluding these significant items from GAAP results allows for a consistent understanding of the Company's consolidated financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these Non-GAAP financial measures may provide insight to investors and other external users of the Company's consolidated financial information.

Significant items that impact reported earnings for 2021 and 2020 include:

2021:
•in the fourth quarter, a deferred tax recovery of $33 million on changes in the outside basis difference of the equity investment in KCS that favourably impacted Diluted EPS by 5 cents;
•in the second quarter, merger termination payment received of $845 million ($748 million after current taxes) in connection with KCS's termination of the Original Merger Agreement effective May 21, 2021, that favourably impacted Diluted EPS by $1.11;
•during the course of the year, acquisition-related costs of $599 million in connection with the KCS acquisition ($500 million after current tax recovery of $107 million net of deferred tax expense of $8 million), including an expense of $183 million recognized in Purchased services and other, $169 million recognized in Equity loss of KCS, and $247 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 75 cents as follows:
–in the fourth quarter, acquisition-related costs of $157 million ($157 million after current tax recovery of $13 million net of deferred tax expense of $13 million), including costs of $36 million recognized in Purchased services and other, $169 million in Equity loss of KCS, and a $48 million recovery recognized in Other (income) expense, that unfavourably impacted Diluted EPS by 22 cents;
–in the third quarter, acquisition-related costs of $98 million ($80 million after current tax recovery of $61 million net of deferred tax expense of $43 million), including costs of $15 million recognized in Purchased services and other and $83 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 12 cents;
–in the second quarter, acquisition-related costs of $308 million ($236 million after current taxes of $25 million and deferred taxes of $47 million), including costs of $99 million recognized in Purchased services and other and $209 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 35 cents; and
–in the first quarter, acquisition-related costs of $36 million ($27 million after current taxes of $8 million and deferred taxes of $1 million), including costs of $33 million recognized in Purchased services and other and $3 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 4 cents; and
•during the course of the year, a net non-cash gain of $7 million ($6 million after deferred tax) due to FX translation of debt and lease liabilities that favourably impacted Diluted EPS by 1 cents as follows:
–in the fourth quarter, a $32 million loss ($28 million after deferred tax) that unfavourably impacted Diluted EPS by 4 cents;
–in the third quarter, a $46 million loss ($40 million after deferred tax) that unfavourably impacted Diluted EPS by 6 cents;

–in the second quarter, a $52 million gain ($45 million after deferred tax) that favourably impacted Diluted EPS by 7 cents; and
–in the first quarter, a $33 million gain ($29 million after deferred tax) that favourably impacted Diluted EPS by 4 cents.

2020:
•in the fourth quarter, a deferred tax recovery of $29 million due to a change relating to a tax return filing election for the state of North Dakota that favourably impacted Diluted EPS by 5 cents; and
•during the course of the year, a net non-cash gain of $14 million ($12 million after deferred tax) due to FX translation of debt and lease liabilities that favourably impacted Diluted EPS by 2 cents as follows:
–in the fourth quarter, a $103 million gain ($90 million after deferred tax) that favourably impacted Diluted EPS by 13 cents;
–in the third quarter, a $40 million gain ($38 million after deferred tax) that favourably impacted Diluted EPS by 6 cents;
–in the second quarter, an $86 million gain ($82 million after deferred tax) that favourably impacted Diluted EPS by 12 cents; and
–in the first quarter, a $215 million loss ($198 million after deferred tax) that unfavourably impacted Diluted EPS by 28 cents.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the Non-GAAP measures:

Adjusted income is calculated as Net income reported on a GAAP basis adjusted for significant items.

	For the three months ended December 31		For the year ended December 31
(in millions)	2021	2020	2021	2020
Net income as reported	$532	$802	$2,852	$2,444
Less significant items (pre-tax):
Acquisition-related costs	(157)	—	(599)	—
Merger termination fee	—	—	845	—
Impact of FX translation (loss) gain on debt and lease liabilities	(32)	103	7	14
Add:
Tax effect of adjustments(1)	(4)	13	(1)	2
Deferred tax recovery on the outside basis difference of the investment in KCS	(33)	—	(33)	—
Income tax rate changes	—	(29)	—	(29)
Adjusted income	$684	$683	$2,565	$2,403
(1) The tax effect of adjustments was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 2.27% and 0.51% for the three months and year ended December 31, 2021, and 12.35% and 13.58% for the three months and year ended December 31, 2020, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted diluted earnings per share is calculated using Adjusted income, as defined above, divided by the weighted-average diluted number of Common Shares outstanding during the period as determined in accordance with GAAP.

	For the three months ended December 31		For the year ended December 31
	2021	2020	2021	2020
Diluted earnings per share as reported	$0.74	$1.19	$4.18	$3.59
Less significant items (pre-tax):
Acquisition-related costs	(0.22)	—	(0.88)	—
Merger termination fee	—	—	1.24	—
Impact of FX translation (loss) gain on debt and lease liabilities	(0.05)	0.15	0.01	0.02
Add:
Tax effect of adjustments(1)	(0.01)	0.02	—	—
Deferred tax recovery on the outside basis difference of the investment in KCS	(0.05)	—	(0.05)	—
Income tax rate changes	—	(0.05)	—	(0.04)
Adjusted diluted earnings per share	$0.95	$1.01	$3.76	$3.53
(1) The tax effect of adjustments was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 2.27% and 0.51% for the three months and year ended December 31, 2021, and 12.35% and 13.58% for the three months and year ended December 31, 2020, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted operating income is calculated as Operating income reported on a GAAP basis less significant items.

	For the three months ended December 31		For the year ended December 31
(in millions of Canadian dollars)	2021	2020	2021	2020
Operating income as reported	$832	$928	$3,206	$3,311
Less significant item:
Acquisition-related costs	(36)	—	(183)	—
Adjusted operating income	$868	$928	$3,389	$3,311

Adjusted operating ratio excludes those significant items that are reported within operating income.

	For the three months ended December 31		For the year ended December 31
	2021	2020	2021	2020
Operating ratio as reported	59.2%	53.9%	59.9%	57.1%
Less significant item:
Acquisition-related costs	1.7%	—%	2.3%	—%
Adjusted operating ratio	57.5%	53.9%	57.6%	57.1%

Adjusted Return on Invested Capital ("Adjusted ROIC")

Adjusted ROIC is calculated as Adjusted return divided by Adjusted average invested capital. Adjusted return is defined as Net income adjusted for interest expense, tax effected at the Company’s adjusted annualized effective tax rate, and significant items in the Company’s Consolidated Financial Statements, tax effected at the applicable tax rate. Adjusted average invested capital is defined as the sum of total Shareholders' equity, Long-term debt, and Long-term debt maturing within one year, as presented in the Company's Consolidated Financial Statements, each averaged between the beginning and ending balance over a rolling 12-month period, adjusted for the impact of significant items, tax effected at the applicable tax rate, on closing balances as part of this average. Adjusted ROIC excludes significant items reported in the Company's Consolidated Financial Statements, as these significant items are not considered indicative of future financial trends either by nature or amount, and excludes interest expense, net of tax, to incorporate returns on the Company’s overall capitalization. Adjusted ROIC is a performance measure that measures how productively the Company uses its long-term capital investments, representing critical indicators of good operating and investment decisions made by management, and is an important performance criteria in determining certain elements of the Company's long-term incentive plan. Adjusted ROIC is reconciled below from Return on average shareholders' equity, the most comparable measure calculated in accordance with GAAP.

Calculation of Return on average shareholders' equity

	For the year ended December 31
(in millions, except for percentages)	2021	2020
Net income as reported	$2,852	$2,444
Average shareholders' equity	$20,574	$7,194
Return on average shareholders' equity	13.9%	34.0%

Reconciliation of Net income to Adjusted return

	For the year ended December 31
(in millions)	2021	2020
Net income as reported	$2,852	$2,444
Add:
Net interest expense	440	458
Tax on interest(1)	(106)	(113)
Significant items:
Acquisition-related costs	599	—
Merger termination fee	(845)	—
Impact of FX translation gain on debt and lease liabilities (pre-tax)	(7)	(14)
Tax on significant items(2)	(1)	2
Deferred tax recovery on the outside basis difference of the investment in KCS	(33)	—
Income tax rate changes	—	(29)
Adjusted return	$2,899	$2,748
(1) Tax was calculated at the adjusted annualized effective tax rate of 23.85% and 24.61% for each of the above items for the years ended December 31, 2021 and 2020, respectively.
(2) Tax was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 0.51% and 13.58% for the years ended December 31, 2021 and 2020, respectively.

Reconciliation of Average shareholders' equity to Adjusted average invested capital

	For the year ended December 31
(in millions)	2021	2020
Average shareholders' equity	$20,574	$7,194
Average Long-term debt, including long-term debt maturing within one year	14,949	9,264
	$35,523	$16,458
Less:
Significant items (pre-tax):
Acquisition-related costs	(300)	—
Merger termination fee	423	—
Tax on significant items(1)	1	—
Deferred tax recovery on the outside basis difference of the investment in KCS	16	—
Income tax rate changes	—	15
Adjusted average invested capital	$35,383	$16,443
(1) Tax was calculated at the pre-tax effect of the adjustment multiplied by the applicable tax rate of 0.90% for the twelve months ended December 31, 2021. The applicable tax rate reflects the taxable jurisdiction and nature, being on account of capital or income, of the significant item.

Calculation of Adjusted ROIC

	For the year ended December 31
(in millions, except for percentages)	2021	2020
Adjusted return	$2,899	$2,748
Adjusted average invested capital	$35,383	$16,443
Adjusted ROIC	8.2%	16.7%

Free Cash

Free cash is calculated as Cash provided by operating activities, less Cash used in investing activities, adjusted for changes in cash and cash equivalents balances resulting from FX fluctuations, the operating cash flow impacts of acquisition-related costs associated with the KCS transaction including settlement of cash flow hedges upon debt issuance and FX gain on U.S. dollar-denominated cash held to fund the KCS acquisition, the merger termination payment received related to KCS's termination of the Original Merger Agreement, and the acquisitions of KCS, Central Maine and Québec Railway ("CMQ") and Detroit River Tunnel Partnership ("DRTP"). Free cash is a measure that management considers to be a valuable indicator of liquidity. Free cash is useful to investors and other external users of the Company's Consolidated Financial Statements as it assists with the evaluation of the Company's ability to generate cash to satisfy debt obligations and discretionary activities such as dividends, share repurchase programs, and other strategic opportunities. The acquisition-related costs associated with the KCS acquisition and the merger termination payment received related to KCS's termination of the Original Merger Agreement are not indicative of operating trends and have been excluded from Free cash. The acquisition of KCS, CMQ, and DRTP are not indicative of investment trends and have also been excluded from Free cash. Free cash should be considered in addition to, rather than as a substitute for, Cash provided by operating activities.

Reconciliation of Cash Provided by Operating Activities to Free Cash

	For the three months ended December 31		For the year ended December 31
(in millions)	2021	2020	2021	2020
Cash provided by operating activities	$604	$985	$3,688	$2,802
Cash used in investing activities	(10,910)	(717)	(13,730)	(2,030)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	35	(6)	41	6
Less:
Acquisition-related costs	(293)	—	(340)	—
Merger termination fee	—	—	845	—
Investment in Kansas City Southern	(10,526)	—	(12,299)	—
Investment in Central Maine and Québec Railway	—	—	—	19
Investment in Detroit River Tunnel Partnership	—	(398)	—	(398)
Free cash	$548	$660	$1,793	$1,157

Foreign Exchange Adjusted % Change

FX adjusted % change allows certain financial results to be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons in the analysis of trends in business performance. Financial result variances at constant currency are obtained by translating the comparable period of the prior year results denominated in U.S. dollars at the foreign exchange rates of the current period.

FX adjusted % changes in revenues are further used in calculating FX adjusted % change in freight revenue per carload and RTM. FX adjusted % changes in revenues are as follows:

	For the three months ended December 31
(in millions)	Reported 2021	Reported 2020	Variance due to FX	FX Adjusted 2020	FX Adjusted % Change
Freight revenues by line of business
Grain	$440	$508	$(7)	$501	(12)
Coal	134	155	—	155	(14)
Potash	115	103	(2)	101	14
Fertilizers and sulphur	78	78	(2)	76	3
Forest products	89	84	(3)	81	10
Energy, chemicals and plastics	414	366	(6)	360	15
Metals, minerals and consumer products	193	155	(4)	151	28
Automotive	87	109	(3)	106	(18)
Intermodal	444	410	(4)	406	9
Freight revenues	1,994	1,968	(31)	1,937	3
Non-freight revenues	46	44	(1)	43	7
Total revenues	$2,040	$2,012	$(32)	$1,980	3

	For the year ended December 31
(in millions)	Reported 2021	Reported 2020	Variance due to FX	FX Adjusted 2020	FX Adjusted % Change
Freight revenues by line of business
Grain	$1,684	$1,829	$(48)	$1,781	(5)
Coal	625	566	(4)	562	11
Potash	463	493	(16)	477	(3)
Fertilizers and sulphur	305	290	(14)	276	11
Forest products	348	328	(18)	310	12
Energy, chemicals and plastics	1,563	1,519	(53)	1,466	7
Metals, minerals and consumer products	728	629	(31)	598	22
Automotive	376	324	(15)	309	22
Intermodal	1,724	1,563	(27)	1,536	12
Freight revenues	7,816	7,541	(226)	7,315	7
Non-freight revenues	179	169	(2)	167	7
Total revenues	$7,995	$7,710	$(228)	$7,482	7

FX adjusted % changes in operating expenses are as follows:

	For the three months ended December 31
(in millions)	Reported 2021	Reported 2020	Variance due to FX	FX Adjusted 2020	FX Adjusted % Change
Compensation and benefits	$405	$433	$(3)	$430	(6)
Fuel	231	169	(4)	165	40
Materials	51	54	—	54	(6)
Equipment rents	29	34	(1)	33	(12)
Depreciation and amortization	206	197	(2)	195	6
Purchased services and other	286	197	(3)	194	47
Total operating expenses	$1,208	$1,084	$(13)	$1,071	13

	For the year ended December 31
(in millions)	Reported 2021	Reported 2020	Variance due to FX	FX Adjusted 2020	FX Adjusted % Change
Compensation and benefits	$1,570	$1,560	$(27)	$1,533	2
Fuel	854	652	(29)	623	37
Materials	215	216	(3)	213	1
Equipment rents	121	142	(8)	134	(10)
Depreciation and amortization	811	779	(14)	765	6
Purchased services and other	1,218	1,050	(30)	1,020	19
Total operating expenses	$4,789	$4,399	$(111)	$4,288	12

FX adjusted % change in operating income is as follows:

	For the three months ended December 31
(in millions)	Reported 2021	Reported 2020	Variance due to FX	FX Adjusted 2020	FX Adjusted % Change
Operating income	$832	$928	$(19)	$909	(8)

	For the year ended December 31
(in millions)	Reported 2021	Reported 2020	Variance due to FX	FX Adjusted 2020	FX Adjusted % Change
Operating income	$3,206	$3,311	$(117)	$3,194	—

Dividend Payout Ratio and Adjusted Dividend Payout Ratio

Dividend payout ratio is calculated as dividends declared per share divided by Diluted EPS. Adjusted dividend payout ratio is calculated as dividends declared per share divided by Adjusted diluted EPS, as defined above. This ratio is a measure of shareholder return and provides information on the Company's ability to declare dividends on an ongoing basis, excluding significant items.

Calculation of Dividend Payout Ratio

	For the year ended December 31
(in dollars, except for percentages)	2021	2020
Dividends declared per share	$0.7600	$0.7120
Diluted EPS	4.18	3.59
Dividend payout ratio	18.2%	19.8%

Calculation of Adjusted Dividend Payout Ratio

	For the year ended December 31
(in dollars, except for percentages)	2021	2020
Dividends declared per share	$0.7600	$0.7120
Adjusted diluted EPS	3.76	3.53
Adjusted dividend payout ratio	20.2%	20.1%
Adjusted Net Debt to Adjusted EBITDA Ratio

Adjusted net debt to Adjusted earnings before interest, tax, depreciation and amortization ("EBITDA") ratio is calculated as Adjusted net debt divided by Adjusted EBITDA. The Adjusted net debt to Adjusted EBITDA ratio is a key credit measure used to assess the Company’s financial capacity. The ratio provides information on the Company’s ability to service its debt and other long-term obligations from operations, excluding significant items. The Adjusted net debt to Adjusted EBITDA ratio is reconciled below from the Long-term debt to Net income ratio, the most comparable measure calculated in accordance with GAAP.

Calculation of Long-term Debt to Net Income Ratio

(in millions, except for ratios)	2021	2020
Long-term debt including long-term debt maturing within one year as at December 31	$20,127	$9,771
Net income for the year ended December 31	$2,852	$2,444
Long-term debt to Net income ratio	7.1	4.0

Reconciliation of Long-term Debt to Adjusted Net Debt

Adjusted net debt is defined as Long-term debt, Long-term debt maturing within one year and Short-term borrowing as reported on the Company’s Consolidated Balance Sheets adjusted for pension plans deficit, operating lease liabilities recognized on the Company's Consolidated Balance Sheets, and Cash and cash equivalents. Adjusted net debt is used as a measure of debt and long-term obligations as part of the calculation of Adjusted Net Debt to Adjusted EBITDA.

(in millions)	2021	2020
Long-term debt including long-term debt maturing within one year as at December 31	$20,127	$9,771
Add:
Pension plans deficit(1)	263	328
Operating lease liabilities	283	311
Less:
Cash and cash equivalents	69	147
Adjusted net debt as at December 31	$20,604	$10,263
(1) Pension plans deficit is the total funded status of the Pension plans in deficit only.

Reconciliation of Net Income to EBIT, Adjusted EBIT and Adjusted EBITDA

Earnings before interest and tax ("EBIT") is calculated as Net income before Net interest expense and Income tax expense. Adjusted EBIT excludes significant items reported in both Operating income and Other (income) expense. Adjusted EBITDA is calculated as Adjusted EBIT plus operating lease expense and Depreciation and amortization, less Other components of net periodic benefit recovery. Adjusted EBITDA is used as a measure of liquidity derived from operations, excluding significant items, as part of the calculation of Adjusted Net Debt to Adjusted EBITDA.

	For the year ended December 31
(in millions)	2021	2020
Net income as reported	$2,852	$2,444
Add:
Net interest expense	440	458
Income tax expense	768	758
EBIT	4,060	3,660
Less significant items (pre-tax):
Acquisition-related costs	(599)	—
Merger termination fee	845	—
Impact of FX translation gain on debt and lease liabilities	7	14
Adjusted EBIT	3,807	3,646
Add:
Operating lease expense	72	78
Depreciation and amortization	811	779
Less:
Other components of net periodic benefit recovery	387	342
Adjusted EBITDA	$4,303	$4,161

Calculation of Adjusted Net Debt to Adjusted EBITDA Ratio

(in millions, except for ratios)	2021	2020
Adjusted net debt as at December 31	$20,604	$10,263
Adjusted EBITDA for the twelve months ended December 31	$4,303	$4,161
Adjusted net debt to Adjusted EBITDA ratio	4.8	2.5